EXHIBIT 10.1

Management Services Agreement

 EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into by and between ARC Lifestyle Group, Inc. (“ARC”) and Shanghai Fan Xi Commerce Co., LTD (“Fanxi”) as of May 22, 2015 in Shanghai, the People’s Republic of China (the “PRC” or “China”). ARC and Fanxi are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

a)	ARC, a company incorporated in the United States, is a company that intends to enter the e- commerce and distribution services for a range of industries and organizations,

b)	Fanxi is a company incorporated in the PRC, and is engaged in e- commerce with focus on sourcing and engaging with profit maximizing projects (the “Business”).

c)	The Parties desire that ARC shall provide Management and other relevant services relating to Fanxi for the Business.

NOW THEREFORE, to set forth the terms and conditions under which ARC shall provide Management and other related services to Fanxi, the Parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement the terms shall have the following meanings:

“Affiliate”, with respect to any Person (as defined below), shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management of policies (whether ownership of securities ort partnership or other ownership interests, by contract or otherwise);

“Management Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien (as defined below) on any property owned by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guaranteed to this parties) of such Person;

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“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including without limitation, and conditional sale or other title retention agreement, and financing or similar statement or notice filed under recording of notice statute, and any lease having substantially the same effect as any of the foregoing);

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body; and

“Services” means the services to be provided under the Agreement by ARC to Fanxi, as more specifically described in Clause 2 here attached.

1.2 The headings in this Agreement shall not affect the interpretation of this Agreement.

2. RETENTION AND SCOPE OF SERVICES

2.1	Fanxi hereby agrees to retain the Services of ARC, and ARC accepts such retention, to provide Fanxi with the Services in relation to the current and proposed operations of Fanxi’s Business in the PRC pursuant to the terms and conditions of this Agreement. The Services subject to this Agreement shall include without limitation:

(a)	General business operation.

(i)	Provide general advice and assistance relating to the management and operation of the Business of Fanxi

(b)	Human resources

(i)	Provide general advice and assistance in relation to the staffing of Fanxi, including assistance in the recruitment, employment and management of management personnel, administrative personnel, administrative personnel and staff of Fanxi;

(ii)	Provide training of management, staff and administrative personnel; and

(iii)	Assist Fanxi in establishing an efficient accounting management system.

(c)	Business development

(i)	Provide advice and assistance in business growth and development of Fanxi

(d)	Other

(i)	Such other advice and assistance as may be agreed upon by the Parties.

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2.2	Exclusive services provide. During the term of this Agreement, ARC shall be the exclusive provider of the Services. Fanxi shall not seek or accept similar services from other provides unless the prior written approval is obtained from ARC.

Intellectual property rights related to the Services. ARC shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer intellectual property rights. If Fanxirequires the use of ARC’s intellectual property rights, ARC agrees to grant such intellectual property rights to Fanxi on terms and conditions to be set forth in a separate agreement.

2.3	Pledge. Fanxi shall permit and cause the shareholders of Fanxi to pledge their equity interests in Fanxi to ARC or any party designated by ARC in writing for securing the Management Services Fee (as defined below) as required pursuant to this Agreement.

3. PAYMENT

3.1	General

(a)	In consideration of the Services provided by ARC hereunder, Fanxi shall pay to ARC a management services fee (the “Management Services Fee”) during the term of this Agreement, payable each quarter, equivalent to all of its net income for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such amount shall be paid in cash to the extent determined by the parties to be prudent and with due consideration to the cash requirements of the business. Any amounts not able to be immediately paid out hereunder shall be accrued and paid as funds become available. Such amounts as are deemed immediately payable shall be paid within fifteen (15) days after receipt by ARC of the financial statements referenced above.

(b)	Fanxi will permit, from time to time during regular business hours as reasonably requested by ARC, its agents or representatives (including independent public accountants, which may be Fanxi’s independent public accountants), (i) to conduct periodic audits of the financial books and records of Fanxi, (ii) to examine and make copies and abstracts from all books, records and documents (including without limitation, computer tapes and disks) in the possession or under the control of Fanxi, (iii) to visit the offices and properties of Fanxi for the purpose of examining such materials described in Item (ii) above, and (iv) to discuss matters relating to the performance by Fanxi hereunder with any of the officers or employee of Fanxi having knowledge of such matters. ARC may exercise the audit rights described herein at any time, provided that ARC provides a ten (10) – day written notice to Fanxi specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Fanxi’s normal operations.

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3.2	Fanxi shall not be entitled to set off any amount it may claim that is owed to it by ARC against any Management Services Fee payable by Fanxi to ARC unless Fanxi obtains ARC’s prior written consent.

The Management Services Fee shall be paid promptly by telegraphic transfer or other means to ARC’s bank account or to such other account or accounts as may be specified in writing from time to time by ARC.

Should Fanxi fail to pay all or any part of the Management Services Fee to ARC under this Clause 3 within the time limits stipulated, Fanxi shall pay to ARC interest for the amount overdue based on the three (3)- month lending rate for commercial loans published by the People’s Bank of China on the relevant due date.

3.3	All payments to be made by Fanxi hereunder shall be made free and clear and without any consideration of tax deduction, unless Fanxi is required to make such payment subject to the deduction or withholding of tax.

3.4	In addition to the Managements Services Fee mentioned above, Fanxi agrees to reimburse ARC for all necessary expenses related to the performance of this Agreement, including but not limited to, travel expenses, expert fees, printing fees and mail costs.

3.5	Fanxi also agrees to reimburse ARC for taxes ( not including income tax), customs and other expenditures related to ARC’s performance of this Agreement.

4. FURTHER TERMS OF COOPERATION

All business revenue of Fanxi shall be directed in full by Fanxi into the bank account(s) approved by ARC.

5. UNDERTAKINGS OF FANXI

Fanxi hereby agrees that, during the term of this Agreement:

5.1	Information covenants. Fanxi shall provide ARC with the following (Unless otherwise expressly provided herein all financial information shall be prepared and provided in accordance with generally accepted accounting principles of the United States consistently applied (US- GAAP):

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5.1.1	Preliminary monthly reports. Within five (5) days after the end of each calendar month the preliminary income statements and balance sheets of Fanxi made up to as of the end of such calendar month.

5.1.2	Final monthly reports. Within ten (10) days after the end of each calendar month, a final report from Fanxi on the financial and business operations of Fanxi as of the end of such calendar month, setting forth the comparison of financial and operation figures for the corresponding period in the preceding financial year.

5.1.3	Quarterly reports. As soon as available and in any event within forty- five (45) days after each Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Fanxi and its subsidiaries for such Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Fanxi and relevant fiscal year to such Quarterly Period, setting forth in each case the actual versus budgeted comparison and a comparison of the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of Fanxi’s Chief Financial Officer, and such certificate shall state that the said financial statement fairly represent the consolidated and consolidating financial conditions and results of operations, as the case may be, of Fanxi and its subsidiaries, in accordance with US- GAAP for such period (subject to normal year- end audit adjustments and the preparation of notes for the audited financial statements). For the purpose of this Agreement, a “Quarterly Period” shall mean the last day of March, June, September and December of each year, the first of which shall be the first Quarterly Period following the date of this Agreement; provided that of any such Quarterly Period is not a business day, then such Quarterly Period shall be the next succeeding business day.

5.1.4	Annual audited accounts. Within three (3) months after the end of each financial year, Fanxi’s annual audited accounts (setting forth in each case the comparison of the corresponding figures for the preceding financial year), shall be prepared.

5.1.5	Budgets. At least ninety (90) days prior to the beginning of each fiscal year of Fanxi. Fanxi shall prepare a budget in a form satisfactory to ARC (including budgeted statements of income and sources and uses of cash and balance sheets) for each of the four quarters of the succeeding fiscal year accompanied by the statement of Fanxi’s Chief Financial Officer, to the effect that, to the best of his/her knowledge, the budget is a reasonable estimate for the corresponding period.

5.1.6	Notice of litigation. Fanxi shall notify ARC, within one (1) business day of obtaining the knowledge thereof, of (i) any litigation or governmental proceeding pending against Fanxi and (ii) any other event which is likely to have a material adverse effect on the business, operation, properties, assets, conditions or prospects of Fanxi.

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5.1.7	Other information. From time to time, such other information or documents as ARC may reasonably request.

5.2	Books, records and inspections. Fanxi shall keep accurate books and records of its business activities and transactions in accordance with US- GAAP and all other legal requirements. During an appropriate time and within a reasonable scope requested by ARC from time to time, Fanxiwill permit ARC’s officers and designated representatives to visit the premises of Fanxi and to inspect, under the guidance of Fanxi’s officers, Fanxi’s books and records, and to discuss the affairs, finances and accounts of Fanxi.

5.3	Corporate franchises. Fanxi will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and maintain its material rights and licenses.

5.4	Compliance with laws. Fanxi shall abide by all applicable laws, regulations and orders of all relevant governmental administration, including but not limited to United States Foreign Corrupt Practices Act, in respect to its business and the ownership of its property, including without limitation, maintenance of valid and proper governmental approvals and licenses necessary to provide the services, unless such noncompliance will not, in the aggregate, have a material adverse effect on the business operations, properties, assets, conditions or prospects of Fanxi.

6. NEGATIVE COVENANTS

Fanxi covenants and agrees that, during the term of this Agreement, without prior written consent of ARC:

6.1	Equity. Fanxi will not issue, purchase or redeem and equity or debt, or equity or debt securities of Fanxi.

6.2	Liens. Fanxi will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or asset ( real or personal, tangible or intangible) of Fanxi whether existing or hereafter acquired, provided that the provisions of this Clause 6.2 shall not prevent the creation, incurrence, assumption or existence of:

6.2.1	Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

6.2.2	Liens in respect to Fanxi’s property of assets imposed by law, which were incurred in the ordinary course of business, and (i) which do not in the aggregate. Materially detract from the value of Fanxi’s business or (ii) which are being contested in good faith by appropriate proceedings and proceedings which have the effect of prevent the forfeiture or sale of the property of assets subject to any such Lien.

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6.3	Consolidation, merger, sale of assets and etc. Fanxi will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Fanxi may sell inventory in the ordinary course of business and (ii) Fanxi may sell equipment which is uneconomic or obsolete, in the ordinary course of business.

6.4	Dividends. Fanxi will not declare or pay any dividends, or return any capital, to its shareholders or authorize to make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Fanxi with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5	Leases. Fanxi will not permit the aggregate payments (including without limitation, any property taxes paid as additional rent or lease payments) by Fanxi under agreement to rent or lease any real or personal property to exceed the amount agreed by ARC in any fiscal year of Fanxi.

6.6	Indebtedness. Fanxi will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Fanxi in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase goods by Fanxi.

6.7	Advances, investment and loans. Fanxi will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligation or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Fanxi may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

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6.8	Transactions with Affiliates or Related Parties (as defined below). Fanxi will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or Related Party of Fanxi, other than on terms and conditions substantially as favorable to Fanxi as would be obtainable by Fanxi at the time in a comparable arms- length transaction with a Person other than an Affiliate or Related Parties and with the prior written consent of ARC. The term “Related Parties” shall mean the shareholders of Fanxi and (a) each individual who is, or who has at any time been, an officer director or executive employee of Fanxi or any Affiliate; (b) each member of the family of the shareholders of Fanxi and each of the individuals referred to in Item “(a)” above; and (c) any entity in which any one of the individuals referred to in Items “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

6.9	Capital expenditures. Fanxi will not make any expenditure for fixed or capital assets (including without limitation, expenditures for maintenance and repairs which are capitalized in accordance with generally accepted accounting principles in the US and capitalized lease obligations) during any quarter of a fiscal year which exceeds the aggregate the amount contained in the budget as set forth in Clause 5.1.5.

6.10	Modifications to debt arrangement, agreements or articles of association. Fanxi will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness, or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or is any agreement (including without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing, or (iii) amend, modify or change its articles of association or business license, or any agreement entered into by it, with respect to its capital stock. Or enter into any new agreement with respect to its capital stock.

6.11	Line of business. Fanxi will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Fanxi’s business license except with the prior written consent of ARC.

7. REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of ARC

ARC hereby represents and warrants as follows:

7.1.1	It has the power to enter into and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and perform this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by ARC and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of ARC enforceable against ARC in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency. Fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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7.1.2	The execution and performance of this Agreement by ARC does not and will not result in any violation of enforceable or effective laws or contractual limitations.

7.1.3	Upon execution, this Agreement shall constitute the legal, valid and binding obligation of ARC and may be enforceable in accordance therewith.

7.2	Representations and Warranties of Fanxi

Fanxi hereby represents and warrants as follows:

7.2.1	Fanxi is a company duly registered and validly existing under the laws of PRC, and is authorized to enter into this Agreement.

7.2.2	Fanxi has the power to execute and perform this Agreement in accordance with its constitutional documents and business scope, and has taken all necessary action to obtain all consents and approvals necessary to execute and performs this Agreement. Each transaction document has been (or upon delivery will have been) duly executed by Fanxi and, when obligation of Fanxi enforceable against Fanxi in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Notwithstanding any other provisions hereof, all references herein to accounting or financial matters shall set as a reference date, the first day of the quarter immediately preceding the date hereof.

8. TERM AND TERMINATION

8.1	This Agreement shall take effect on the date of its execution and shall remain in full force and effect unless terminated pursuant to Clause 8.2.

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8.2	This Agreement may be terminated:

8.2.1	By ARC giving a written notice to Fanxi if Fanxi has committed a material breach of this Agreement (including but not limited to the failure by Fanxi to pay any of the Management Services Fee) and such breach, if capable of remedy, has not been so remedied within fourteen (14) days, in the case of breach of a non- financial obligation, following the receipt of such written notice;

8.2.2	By either Party giving a written notice to the other Party if the other Party becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debt as they become due;

8.2.3	By either Party giving a written notice to the other Party if circumstances arise which materially and adversely affect the performance of the objectives of this Agreement; or

8.2.4	By either Party giving a written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

8.2.5	By ARC giving a written notice to Fanxi at ARC’s sole discretion, with or without reasons.

8.3	Any Party electing to terminate this Agreement pursuant to Clause 8.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such termination right. For avoidance of any doubt, either Party’s right to claim against the other Party for compensation for breach of this Agreement by such other Party shall not be affected. The expiration or termination of this Agreement shall not affect the continuing liability of Fanxi to pay any Management Services Fee already accrued or due and payable to ARC. Upon expiration or termination of this Agreement, all amounts then due and unpaid to ARC by Fanxi hereunder, as well as all other amounts accrued but not yet payable to ARC by Fanxi, shall hereby become due and payable by Fanxi to ARC.

9. ARC’S REMEDY UPON FANXI’S BREACH

In case of cancellation of this agreement for whatever reason including but not limited to completion of its terms or conditions or by breach. ARC and Fanxi agree that neither party will pursue charges against the other party. Both parties agree to forgo any past, present or future claims for consequential damages and will not bring suit against either party in any court of any jurisdiction. Furthermore, both parties agree to restrain from any defamatory remarks or make any disparaging remarks against the other for any reason.

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10. CONFIDENTIALITY

10.1	Fanxi agrees to use reasonable best efforts to protect and maintain the confidentiality of ARC’s confidential information received in connection with this Agreement. Fanxi shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, Fanxi shall, upon ARC’s request, return to ARC or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.2	ARC agrees to use reasonable best efforts to protect and maintain the confidentiality of Fanxi’s confidential information received in connection with this Agreement. ARC shall not disclose, grant or transfer such confidential information to any third party. Upon termination of this Agreement, ARC shall, upon Fanxi’s request, return to Fanxi or destroy any documents, materials or software containing any such confidential information, and shall completely delete any such confidential information, and shall completely delete any such confidential information from any memory devices, and shall not use or permit any third party to use such confidential information.

10.3	Pursuant to this Agreement, the term “confidential information” shall mean any technical information or business operation information which is unknown to the public, can bring about economic benefits, has practical utility and about which a Party has adopted secret- keeping measures.

10.4	Both Parties that this provision shall survive notwithstanding the alteration, revocation or termination of this Agreement.

11. AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other Party for any purpose whatsoever. Neither Party shall have the power of authority to bind the other Party except as specifically set out in this Agreement.

12. INDEMNITIES

Management services provided by ARC to Fanxi under this Agreement.

13. GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law. This Agreement shall be governed by, and construed in accordance with the laws of the state of Florida, US.

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13.2	Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the Parties and/or arbitration in accordance with this Clause 10.2. Such negotiations shall begin immediately after one Party has delivered to the other Party a written request for such negotiation. If, within ninety (90) days following the date of such notice, the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration by American Arbitration Association International Center for Dispute Resolution (the TAC). The Parties shall jointly appoint a qualified interpreter for the arbitration proceeding if necessary and shall be responsible for sharing in equal portions the expenses incurred by such appointment. The arbitration proceeding shall take place in the US. The outcome of the arbitration shall be final and binding and enforceable upon the Parties.

13.3	Number and appointment of arbitrators. There shall be three (3) arbitrators. ARC and Fanxi shall each appoint one (1) arbitrator and both arbitrators shall be appointed within thirty (30) days after giving or receiving the demand for arbitration. The chairman of the TAC shall appoint the third arbitrator. If a Party does not appoint an arbitrator within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the TAC.

13.4	Arbitration rules. Unless otherwise provided by the arbitration rules of TAC. The arbitration tribunal shall apply the arbitration rules of the TAC.

13.5	Cooperation and disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only yo any confidentiality obligations binding on such Parties.

13.6	Jurisdiction. Award rendered by the arbitration may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the judgment or any order of enforcement thereof.

13.7	Continuing obligations. During the period when the relevant dispute is being resolved, the Parties shall continue their implementation of the rest part of this Agreement other than the relevant dispute being resolved.

14. ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. ARC, however, may assign its rights and obligations hereunder to any of its Affiliates without Fanxi’s consent.

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15. NOTICE

Notice or other communications required to be given by any Party agreement pursuant to this Agreement shall be written in English and delivered personally or sent by registered mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party set forth below. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the third (3rd) day after the date; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

To ARC

Address: 8804 SW 206th LN, Cutler Bay

33189 Miami

Florida

USA

Attn: Carlos López Martínez

To Fanxi

Address: Room 503, 121 Xuan Hua Road

Shanghai 200050

China

PRC Attn: Xiaoyue Zhang

16. MISCELLANEOUS

16.1	The failure or delay in exercising a right or remedy under this Agreement shall not constitute as a waiver of the right or remedy, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy.

16.2	Should any clause or any part of any clause contained in this Agreement be declared invalid, illegal or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

16.3	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

16.4	No amendment or variation of this Agreement shall be valid unless it is in writing and executed by the Parties or their respective authorized representative.

16.5	This Agreement shall be executed in two (2) originals in English, which shall be equally valid. Each Party retains one (1) original.

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[Signature Page]

IN WITNESS THEREOF this Agreement is duly exercised by each Party on the date first set forth above.

ARC Lifestyle Group, Inc. (“ARC”)

/s/ Carlos Lopez Martinez
Name: Carlos Lopez Martinez
Title: CEO and President

Shanghai Fan Xi Commerce Co., LTD (“Fanxi”)

/s/ Xiaoyue Zhang
Name: Xiaoyue Zhang
Title: CEO and President

Signature Page to Management Service Agreement

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